Exhibit 99.1

The Hanover Insurance Group, Inc. Announces Pricing of $500 Million Senior Notes Offering

WORCESTER, Mass., August 19, 2025 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced it has priced a registered offering of $500 million aggregate principal amount of senior, unsecured 5.50% notes due September 1, 2035 (the “Notes”). The company plans to use the net proceeds from the issuance of the Notes to repay its outstanding 7.625% Senior Notes due October 2025, repay or redeem its outstanding 4.500% Senior Notes due April 2026 (collectively, the “Debentures”) and for general corporate purposes. The company anticipates the debt offering will close on or around August 21, 2025, subject to customary closing conditions. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC are acting as the joint book-running managers for the offering.

Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state or jurisdiction. The offering is being made pursuant to an effective shelf registration filed with the Securities and Exchange Commission (“SEC”) on August 18, 2025. A prospectus and prospectus supplement related to this offering have been filed with the SEC. This press release does not constitute a notice of redemption with respect to, or any offer to purchase, the Debentures. Any such notice will be given to holders of the Debentures in a manner prescribed in the indenture governing the Debentures.

Copies of the prospectus and related prospectus supplement may be obtained at no cost by visiting the SEC website at http://www.sec.gov. Alternatively, copies or information concerning this offering may be obtained by contacting the joint book-running managers: Goldman Sachs & Co. LLC at +1 (800) 828-3182, J.P. Morgan Securities LLC at +1 (212) 834-4533, or Morgan Stanley & Co. LLC at +1 (866) 718-1649.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations with respect to future events and financial performance and the debt offering, including the expected closing of the debt offering and the use of proceeds from the debt offering. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including those risks which are discussed in the company’s annual report and other documents filed by the company with the SEC.

Contacts:

Investors:	Media:

Oksana Lukasheva	Emily P. Trevallion
(508) 525-6081	(508) 855-3263
Email: olukasheva@hanover.com	Email: etrevallion@hanover.com

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